Exhibit 4.11

7th February 2017

JAVIER LÓPEZ MADRID

FERROGLOBE PLC

AMENDMENT TO SERVICE AGREEMENT DATED 21 JUNE 2016

THIS AMENDMENT AGREEMENT IS MADE ON 7th February 2017

BETWEEN

(1)	FERROGLOBE PLC, a company with registered number 09425113, which has its registered office at 5 Fleet Place, London, EC4M 7RD, UK (the Company); and

(2)	JAVIER LÓPEZ MADRID of 30 Eaton Mews North, London, SW1X 8AS (the Executive).

WHEREAS:

(A)	This amendment (the Amendment Agreement) amends the service agreement dated 21 June 2016 between the Company and the Executive (the Agreement), with effect on and from 1 January 2017.

(B)	The Company desires to continue the employment of the Executive on the terms and conditions set forth in the Agreement, subject to the modifications set forth herein.

(C)	The Executive has agreed to continue to perform the services for the Company pursuant to the Agreement subject to the modifications set forth herein.

(D)
The Executive agrees that nothing in this Amendment Agreement shall constitute a Good Reason (as defined in the Agreement) for which the Executive may resign from his employment with the Company pursuant to clause 17 of the Agreement or otherwise.

IT IS AGREED as follows:

1.            Job Description

With effect on and from 1 January 2017, clause 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Executive shall be employed by the Company as Executive Chairman.”

2.            Disciplinary and Grievance Procedures

With effect on and from 1 January 2017, the references to “Chairman of the Board” in clause 15 of the Agreement will be deleted and replaced with “Chairman of the Audit Committee”.

3.            Resignation by the Executive for Good Reason

With effect on and from 1 January 2017, clause 17.1(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“he ceases to report to the Board of the Company (or of any holding company of the Company, if applicable); or”.

4.            Resignation by the Executive for Good Reason

The Executive agrees that nothing in this Amendment Agreement shall constitute a Good Reason (as defined in the Agreement) for which the Executive may resign from his employment with the Company pursuant to clause 17 of the Agreement or otherwise.

5.            Continuation

Except as modified herein, the Agreement continues in full force and effect in accordance with its original terms.

6.            Counterparts

This Amendment Agreement may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of a counterpart of this Amendment Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

7.            Governing Law and Jurisdiction

7.1	This Amendment Agreement and any non-contractual obligations arising out of or in connection with this Amendment Agreement shall be governed by, and interpreted in accordance with, English law.

7.2	The English courts shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Amendment Agreement.

IN WITNESS WHEREOF this Amendment Agreement has been duly executed by the parties and is intended to be and is hereby delivered on the date first above written.

SIGNED as a DEED and	)
DELIVERED by the	) /s/ Javier López Madrid
EXECUTIVE in the presence of:	)

/s/ Lucy Henrit
Signature of witness:

Witness name:  Lucy Henrit

Witness address:  3 Hawthorn Grove
                                 EN2 0DU

Witness occupation:  Office Manager

SIGNED for and on behalf of	)
FERROGLOBE PLC:	) /s/